As filed with the Securities and Exchange Commission on August 2, 2013
Registration No. 333-55020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
POST-EFFECTIVE AMENDMENT NO. 6
TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
____________________
ALIGN TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)
____________________

Delaware	94-3267295
(State of Incorporation)	(I.R.S. Employer Identification No.)
2560 Orchard Parkway
San Jose, CA 95131
(Address of Principal Executive Offices)
____________________
Employee Stock Purchase Plan
(Full Titles of the Plans)
____________________
Roger E. George
Interim Chief Financial Officer
Align Technology, Inc.
2560 Orchard Parkway
San Jose, CA 95131
(408) 470-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________
Copies to:

Chris Fennell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Roger E. George Vice President, Corporate and Legal Affairs and General Counsel and Interim Chief Financial Officer Align Technology, Inc. 2560 Orchard Parkway San Jose, CA 95131 (408) 470-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

Align Technology, Inc., a Delaware corporation (the “Company”) is filing this Post-Effective Amendment No. 6 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 5, 2001 (Registration No. 333-55020) (the “Initial Registration Statement”). The Initial Registration Statement registered 12,171,362 shares of the Company’s common stock (the “Common Stock”) for issuance, offer or sale pursuant to the Company’s 2001 Stock Incentive Plan (the “2001 Plan”).

In May 2005, the stockholders of the Company approved the 2005 Incentive Plan (the “2005 Plan”), which replaced the 2001 Plan. In May 2011 and 2013, the stockholders of the Company approved an amendment to the 2005 Plan, which increased the number of shares of Common Stock reserved for issuance under the 2005 Plan by 3,000,000 and 7,000,000, respectively. The 2005 Plan now has 22,283,379 shares of Common Stock reserved for issuance, plus up to an aggregate of 5,000,000 shares that may be returned to the Company’s 2001 Plan as a result of termination of outstanding options or repurchase of shares. No shares have been granted under the 2001 Plan since May 2005. As of June 30, 2013, the total number of shares of Common Stock subject to awards that have expired or been cancelled or forfeited under the 2001 Plan since June 30, 2011 and not yet registered under the 2005 Plan is 8,750 (the “Carryover Shares”) (such 8,750 shares are in addition to the 2,375,766 shares of Common Stock that were previously transferred from the 2001 Plan to the 2005 Plan). Those 8,750 Carryover Shares are hereby deregistered. The Initial Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for issuance, offer or sale pursuant thereto upon and following the exercise of options previously granted under the 2001 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 6 to Registration Statement on Form S-8, the Company is filing a Registration Statement on Form S-8 (the “2013 Registration Statement”) to register certain shares of Common Stock that have become available for offer and sale pursuant to the 2005 Plan since June 30, 2011, including but not limited to the Carryover Shares.

In accordance with the principals set forth in Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, (i) the Company is registering the offer and sale of the Carryover Shares pursuant to the 2005 Plan by means of the 2010 Registration Statement and (ii) the registration fee of $30 (out of a total registration fee of $41,657) that is allocable to the Carryover Shares, which the Company paid to the Commission in connection with the filing of the Initial Registration Statement, is carried over to the 2013 Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Registration Statement No.1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 2nd day of August, 2013.

ALIGN TECHNOLOGY, INC.

By: /s/ Thomas M. Prescott
Thomas M. Prescott
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

	SIGNATURE	TITLE	DATE

	/s/ Thomas M. Prescott	President and Chief Executive Officer (Principal Executive Officer)	August 2, 2013
Thomas M. Prescott

	*	Director	August 2, 2013
David E. Collins

	*	Director	August 2, 2013
Joseph Lacob

	*	Director	August 2, 2013
C. Raymond Larkin

	*	Director	August 2, 2013
George J. Morrow

	*	Director	August 2, 2013
David C. Nagel

Director
Andrea L. Saia

	*	Director	August 2, 2013
Greg J. Santora

	*	Director	August 2, 2013
Warren S. Thaler

*By:	/s/ Thomas M. Prescott		August 2, 2013
Thomas M. Prescott
as Attorney-in-fact